UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): December 30, 2009

ICP SOLAR TECHNOLOGIES INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas Unit 131
Montreal, Quebec H4M 2Z2
(Address of Registrant’s principal executive offices)

(514) 270-5770
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

ICP Solar Technologies Inc. ("the Company") announced that it has entered into a Letter of Intent ("LOI") with EPOD Solar Inc. (British Columbia, Canada) ("EPOD"), on December 30, 2009. The LOI sets out the basis for a proposed material transaction or series of related transactions (collectively, the "Transaction"), resulting in the combination of the Company and EPOD.

Pursuant to the terms of the LOI, the Parties agree to enter into good faith negotiations to prepare definitive agreements (the "Agreements") reflecting the Transaction steps and structure and terms thereof. The Parties agree and undertake to enter into such mutually agreeable definitive agreements and any other documents necessary for the Transaction ("Transaction Documents"), within 30 (thirty days) of the signing of this LOI. In the event that Transaction Documents are not entered into by the Parties within 90 days from the signing of the LOI, then the Binding LOI shall automatically terminate and become null and void

The consummation of the Transaction will be subject to and contingent upon making or obtaining all necessary third-party filings and approvals (including any required approval by the holders of ICP’s common stock).

The description of the Letter of Intent contained in this Item 1.01 is qualified in its entirety by reference to the full text of the binding letter of intent filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

SECTION 8 OTHER EVENTS

ITEM 8.01 OTHER EVENTS

On December 30, 2009, the Company issued a press release announcing the execution of the Binding Letter of Intent, which is filed as an exhibit hereto.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

10.1	Letter of Intent dated December 30, 2009, by and between ICP Solar Technologies Inc. and EPOD Solar Inc.

99.1	Press release dated December 30, 2009 of ICP Solar Technologies Inc., announcing the execution of the Letter of Intent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2010
ICP SOLAR TECHNOLOGIES INC.

By: /s/ Sass Peress
SASS PERESS
President and Chief Executive Officer